Exhibit 10.5

1407 Broadway 27th Floor, New York, NY, 10018
Tel: 212-929-5500	Fax: 212-929-0308
New York London Los Angeles
Palo Alto

March 23, 2018

MoneyOnMobile, Inc.

500 N. Akard St, Suite 2850

Dallas, Texas 75201

Attention:	Scott Arey
Chief Financial Officer

Gentlemen:

This is to confirm our agreement (the “Agreement”) that effective as of the date hereof MacKenzie Partners, Inc. (“MacKenzie Partners”) has been engaged by MoneyOnMobile, Inc. (the “Client”) for Information Agent services in connection with its proposed subscription rights offering (the “Assignment”). MacKenzie will perform customary services for the Client as information agent, including: providing strategic advice regarding the overall subscription rights offer campaign; reviewing the subscription rights offer materials; reserving and placing any advertisement (as needed) to publicize the rights offer; coordination with the financial printer on the printing, delivery and distribution of the subscription rights offer materials, providing feedback and analysis on the progress of the rights offer; recommending and reviewing various strategies throughout the campaign;providing information to shareholders regarding the subscription rights offering and, providing such other services as may be requested from time-to-time by the Client (collectively the “Services”).

The Assignment shall continue until the expiration, termination or cancellation of the Assignment by the Client or as agreed by the Parties. In consideration of the Services and the other consideration to be provided hereunder, the sufficiency of which is expressly acknowledged, the Parties agree as follows:

1.	The Client shall pay a retainer of $7,500 upon execution of this agreement to be put towards a final fee of $15,000; balance of fee will be paid within 30 days of the conclusion of the Assignment.

2.	The Client shall pay MacKenzie Partners’ reasonable expenses in connection with the Services and, if applicable which shall include, but not be limited to charges and costs relating to: inbound and outbound telephone campaign; copying and printing; financial advertising; electronic news distribution; wire-service access; data processing; and mailing, courier and other delivery charges.

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3.	The Client represents and warrants that all information and data that it provides to MacKenzie Partners in connection with the Assignment, whether in oral, written or other form (the “Provided Information”), will be true, accurate and complete in all material respects to the best of the Client's knowledge. The Client further agrees that, in connection with the provision of the Services, MacKenzie Partners is entitled to rely upon the Provided Information, as well as any other information or data received in connection with the Assignment from third-party advisors and consultants to the Client, as being true, accurate and complete in all material respects. The Client agrees to review carefully all materials, if any, prepared for it by MacKenzie Partners in connection with the Services and to promptly advise MacKenzie Partners if, in the Client's reasonable opinion, any of the materials are materially false, inaccurate or incomplete.

4.	MacKenzie Partners will hold in confidence and will not use or disclose to third parties any of the Provided Information other than Provided Information that was public at the time the Client provided it to MacKenzie Partners or Provided Information that thereafter becomes public through no disclosure by MacKenzie Partners. Notwithstanding the foregoing, MacKenzie Partners shall be entitled to disclose any and all of the Provided Information in response to any subpoena, demand for documents or other request for information made by any plaintiff in any legal action or proceeding and/or by any government agency in connection with any inquiry or investigation (collectively, an “Information Demand”). MacKenzie Partners shall use reasonable efforts to notify the Client of its receipt of an Information Demand prior to producing the Provided Information in response thereto.

5.	The Client shall indemnify and hold MacKenzie Partners and all of its directors, officers, employees and agents harmless against all claims, expenses, losses, damages, liabilities and/or judgments of any kind whatsoever that arise out of or relate to the Assignment or the Services (collectively, the “Losses”), except for any Losses that are held in a final judicial decision by a court of competent jurisdiction from which no right of appeal exists to have resulted from willful misconduct or bad faith on the part of MacKenzie Partners. MacKenzie Partners shall not be liable to the Client or any director, officer, employee, agent, parent, subsidiary, affiliate, predecessor or successor thereof for any amount in excess of the fees paid by the Client to MacKenzie Partners pursuant to this Agreement. Neither party shall be liable to the other or any director, officer, employee, agent, parent, subsidiary, affiliate, predecessor or successor thereof for any consequential, special, incidental, punitive or exemplary damages of any type whatsoever in connection with this Agreement. The provisions of this Paragraph 5 shall survive indefinitely the completion or termination of the Services or the Assignment.

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6.	MacKenzie Partners shall have the right, in its sole discretion, to retain its own legal counsel to represent its interests in connection with any claim, lawsuit, investigation, administrative proceeding, subpoena or other request for documents or testimony, or any other legal action or proceeding arising out of or relating in any way to the Assignment or the Services (collectively, the “Legal Proceedings”). The Client shall pay to MacKenzie Partners the reasonable attorneys' fees and costs incurred by MacKenzie Partners in connection with all Legal Proceedings commenced by any entity or individual. MacKenzie Partners shall also have the option, in its sole discretion, to permit the Client's legal counsel to assume the representation of MacKenzie Partners in any of the Legal Proceedings, provided that neither MacKenzie Partners nor the Client concludes that an actual or potential conflict of interest would be created by such representation. The provisions of this Paragraph 6 shall survive indefinitely the completion or termination of the Services.

7.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflict-of-laws or choice-of-law rules or principles.

8.	In the unlikely event of a dispute arising under or relating in any way whatsoever to this Agreement, the Assignment or the Services (the “Dispute”), the Parties agree to abide by the following three-stage process (the “Dispute-Resolution Mechanism”): First, the Client and MacKenzie Partners shall endeavor in good faith to resolve the Dispute through direct discussions. Second, if the discussions referenced in the immediately preceding sentence do not yield a resolution of the Dispute after sixty (60) days or any extended period agreed to by the Parties, the Parties shall submit the Dispute to a private and confidential mediation process to be conducted by a single mediator agreed upon by the Parties. Third, if the Dispute is not resolved at the conclusion of the mediation process referenced in the immediately preceding sentence, either of the Parties may, within sixty (60) days after the conclusion of said mediation process, commence a private and confidential arbitration proceeding, to be held in New York County, New York, in accordance with the American Arbitration Association Commercial Arbitration Rules then in effect (the “Arbitration Proceeding”). The Dispute-Resolution Mechanism described herein is the exclusive mechanism for resolving a Dispute. The provisions of this Paragraph 8 shall survive indefinitely the completion or termination of the Services.

9.	This Agreement may be executed in counterparts. Electronically-transmitted signatures shall be deemed to be original signatures that bind the Parties to all of the terms of this Agreement. The executed signature pages, along with the remainder of this Agreement, shall constitute a single binding Agreement. This Agreement shall not bind the Client until it has been executed by the Client and shall not bind MacKenzie Partners until it has been executed by MacKenzie Partners.

MoneyOnMobile, Inc. March 23, 2018 Page 4

10.	This Agreement contains the entire agreement and understanding of the Parties concerning the Assignment and the Services and supersedes and renders null and void all prior drafts, negotiations, proposals and agreements, whether oral or written, between the Parties. This Agreement may not be modified, amended or waived, in whole or in part, except in a writing executed by the Client and MacKenzie Partners in accordance with the procedures set forth in Paragraph 9, above.

Sincerely,	Agreed to as of the date
first written above.

MacKenzie Partners, Inc.	MoneyOnMobile, Inc.

By: /s/ Glen Linde	By: /s/ Scott Arey
Glen Linde	Scott Arey
Senior Vice President	Chief Financial Officer